Exhibit 99.1

Contacts:

Media: Brian Dowling 925 467-3787

Investors: Christiane Pelz 925 467-3832

Safeway Announces Definitive Agreement to Sell Its Canadian Operations to Sobeys for C$5.8 billion

Pleasanton, CA - June 12, 2013 - Safeway Inc. (NYSE: SWY) today announced that it has entered into an agreement to sell its Canadian operations through a sale of the net assets of Canada Safeway Limited to Sobeys Inc., a Canadian food retailer and wholly-owned subsidiary of Empire Company Limited, for C$5.8 billion in cash (about C$4.0 billion after taxes and expenses), plus the assumption of certain liabilities. The proceeds from this transaction are expected to be used to pay down $2.0 billion of debt, with the majority of the remainder to be used to buy back stock. In addition, some of the proceeds may be used to invest in growth opportunities.

In the trailing twelve months ended March 23, 2013, Canada Safeway’s revenues were C$6.7 billion. In addition, Canada Safeway’s operating profit was C$428 million and EBITDA was C$544 million, both adjusted for intercompany related transactions. Canada Safeway will be accounted for as discontinued operations beginning in the second quarter of 2013. Safeway Inc. remains responsible for Canada Safeway’s C$300 million in public debt due March 2014, which is not included in the transaction, and we will also retain cash and other receivables in a similar amount in Canada.

“We are pleased to enter into this agreement with Sobeys in order to realize the higher multiples attributed to Canadian supermarket companies,” said Robert Edwards, President and CEO of Safeway Inc. “The substantial cash proceeds from this transaction will allow us to create value for Safeway stakeholders and contribute to the growth of the ongoing business.”

The transaction has been approved by the boards of directors of both companies. The transaction is anticipated to close in the fourth quarter of 2013 and is subject to customary closing conditions, including approval under the Competition Act (Canada).

Safeway Inc. will host a live audio webcast today at 1:30 p.m. PT to discuss this announcement in further detail. The webcast may be accessed at www.safeway.com/investor_relations. A replay will be available for approximately two weeks following the conference call.

Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company currently operates 1,415 stores and 20 manufacturing facilities in the United States with 2012 revenues of $37.5 billion and 223 stores and 12 manufacturing facilities in Canada with 2012 revenues of $6.7 billion.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, the estimated proceeds from the transaction after taxes and expenses, the intended use of such proceeds, the anticipated timing of closing of the transaction and expectations as to the operational effects of the transaction. Forward-looking statements are indicated by words or phrases such as “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: the possibility that the transaction may not close; events may transpire that will require the transaction to be modified at closing; the ability to use proceeds as described in this press release; and the ability to project the impact of the transaction on our ongoing operations. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

Reconciliation of Net Income to Adjusted EBITDA

Canada Safeway Limited	Rolling Four	52 Weeks	12 Weeks	12 Weeks
(Canadian dollars, in millions)	Quarters	December 29,	Ended	Ended
	March 23, 2013	2012	March 23, 2013	March 24, 2012
Reconciliation of net income to adjusted EBITDA:
Net income	$268.3	$268.5	$46.0	$46.2
Income taxes	82.3	86.1	11.9	15.7
Interest expense	11.3	11.4	2.6	2.7
Depreciation expense	126.2	129.7	28.2	31.7
Other	2.0	1.8	0.5	0.3
Royalty/intercompany expenses	72.2	71.5	15.4	14.7

Adjusted EBITDA	562.3	$569.0	$104.6	$111.3

Transition service expense*	(18.0)

Pro Forma Adjusted EBITDA	$544.3

*	Estimated annual expenses to be charged by Safeway Inc. for transition services.